EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


     PEM International, Ltd., incorporated under the laws of the State of Delaware, is 100% owned by the Registrant.

     PEM International (Singapore) Pte Ltd., incorporated under the laws of the State of Delaware, is 100% owned by the Registrant.

     PEM Management, Inc., incorporated under the laws of the State of Delaware, is 100% owned by the Registrant.

     PEM Investments, Inc., incorporated under the laws of the State of Delaware, is 100% owned by the Registrant.

     PEM World Sales, Ltd., incorporated under the laws of Bermuda, is 100% owned by the Registrant.